EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis                                                               President/CEO                                                        Umpqua Holdings Corporation                                  503-727-4101

raydavis@umpquabank.com

Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation

503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FIRST QUARTER 2010 RESULTS

First quarter net income of $9.7 million, up from prior year’s net loss of $15.2 million

Repurchased the preferred stock and common stock warrant issued to the U.S. Treasury under the TARP CPP

TARP redemption led to net loss available to common shareholders of $2.5 million, or $0.03 per share

FDIC-assisted assumptions of EvergreenBank and Rainier Pacific Bank during first quarter of 2010

Raised $288 million net proceeds through a public offering of common and preferred stock

Non-covered, non-performing assets declined 6% during the first quarter, to 1.99% of total assets

PORTLAND, Ore. – April 22, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc. today announced first quarter 2010 net income of $9.7 million, compared to a net loss of $15.2 million for the same period in the prior year.  Including preferred stock dividends of $12.2 million, the net loss available to common shareholders for the first quarter of 2010 was $2.5 million, or $0.03 per diluted common share, compared to a net loss available to common shareholders of $18.4 million, or $0.31 per diluted common share for the same period in the prior year.

Operating loss, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, was $10.1 million, or $0.11 per diluted common share for the first quarter of 2010, compared to an operating loss of $18.7 million, or $0.31 per diluted common share for the same period in the prior year.  Operating income or loss is considered a “non-GAAP” financial measure.  More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Significant financial statement items for the first quarter of 2010 include:

•         Provision for loan losses of $42.1 million, a 39% decrease on a sequential quarter basis, and a 29% decrease from the same period in the prior year;

•         Total net charge-offs of $39.0 million, a 39% decrease on a sequential quarter basis, and a 35% decrease from the same period in the prior year;

•         The allowance for credit losses increased from 1.81% to 1.91% of non-covered total loans during the first quarter;

•         Non-covered, non-performing assets ended the quarter at $209.6 million, representing a decrease from 2.38% to 1.99% of total assets on a sequential quarter basis;

•         Total deposits increased $767 million, or 10%, on a sequential quarter basis and 21% over March 31, 2009.  Organic deposit growth, excluding the effects of the acquisitions, was 2% on a sequential quarter basis, and 11% over March 31, 2009;

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

•         Net interest income of $87.1 million, an increase of 3% on a sequential quarter basis, and an increase of 15% over the same period in the prior year;

•         Net interest margin, on a tax equivalent basis, decreased two basis points on a sequential quarter basis to 4.04%, related to interest reversals on new non-accrual loans of $1.1 million, or 5 basis points;

•         The cost of interest bearing deposits for the first quarter of 2010 was 1.19%, a decrease of 16 basis points on a sequential quarter basis;

•         Bargain purchase gain of $8.5 million relating to the EvergreenBank acquisition;

•         Gain on fair value of junior subordinated debentures of $6.1 million;

•         Tangible common equity ratio of 7.82% as of March 31, 2010, with a proforma tangible common equity ratio of 9.84%, reflecting the conversion of the Common Stock Equivalents in April 2010; and

•         Total risk-based capital of 17.68%.

“This past quarter the company experienced meaningful improvement in our credit quality metrics as non-covered, non-performing assets once again dropped under 2%. We were also pleased to report that we exited the government’s TARP program during the quarter while also accessing the public capital markets with a capital raise in February which netted the Company $288 million in additional capital,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “With the acquisitions of two Puget Sound financial institutions through FDIC-assisted transactions we have also greatly expanded our Washington state presence which now includes 27 stores and 3 commercial banking centers.”

FDIC-assisted acquisitions

On January 22, 2010, the Washington Department of Financial Institutions closed EvergreenBank (“Evergreen”), Seattle, Washington and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. That same date, Umpqua Bank assumed the banking operations of Evergreen from the FDIC under a whole bank purchase and assumption agreement with loss sharing.  After purchase accounting fair value adjustments, Umpqua Bank acquired assets totaling $355 million, including $252 million of loans, and assumed liabilities of $347 million, including $286 million of deposits. The net assets acquired of $8 million represent a bargain purchase gain that is recognized in non-interest income.  With this acquisition, Umpqua Bank added seven store locations in the greater Seattle, Washington market.

On February 26, 2010, the Washington Department of Financial Institutions closed Rainier Pacific Bank (“Rainier”), Tacoma, Washington and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. That same date, Umpqua Bank assumed the banking operations of Rainier from the FDIC under a whole bank purchase and assumption agreement with loss sharing.  After purchase accounting fair value adjustments, Umpqua Bank acquired assets totaling $721 million, including $461 million of loans, and assumed $426 million of deposits. In connection with this acquisition the Company recorded $34 million in goodwill. With this acquisition, Umpqua Bank now operates fourteen additional store locations in Pierce County and surrounding areas.

The loss sharing agreements for both acquisitions will substantially cover the future losses of the loan portfolios and other real estate owned acquired. We refer to the acquired loan portfolios and other real estate owned as “covered loans” and “covered other real estate owned”, respectively, and these are presented as separate line items in our consolidated balance sheet.  Collectively these balances will be referred to as “covered assets”. The loss sharing agreements and acquisition-date fair value adjustments significantly mitigate the risk of future financial losses being recognized as a result of credit losses on the covered assets acquired.

The acquisitions of Evergreen and Rainier have been immediately accretive to operating earnings per share. Evergreen has contributed operating earnings of approximately $1.5 million and Rainier has contributed operating earnings of approximately $0.8 million since their respective acquisition dates. We expect to integrate the systems and to complete the rebranding of the acquired banking locations to Umpqua standards in the second quarter of 2010.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Please refer to table 7 on page 23 of this release for additional information related to the fair values of assets acquired and liabilities assumed with the Evergreen and Rainier acquisitions.

Asset quality – Non-covered loan portfolio

Non-performing assets were $209.6 million, or 1.99% of total assets, as of March 31, 2010, compared to $223.6 million, or 2.38% of total assets as of December 31, 2009, and $159.5 million, or 1.82% of total assets as of March 31, 2009.  Of this amount, $183.5 million represented non-accrual loans, $7.2 million represented loans past due greater than 90 days and still accruing interest, and $18.9 million was other real estate owned (OREO).

The Company has aggressively charged-down impaired assets to their disposition values, and they are expected to be resolved at those levels, absent further declines in market prices.  As of March 31, 2010, the non-performing assets of $209.6 million have been written down by 45%, or $172.3 million, from their original balance of $381.9 million.

The provision for loan losses for the first quarter of 2010 was $42.1 million.  Total net charge-offs for the first quarter of 2010 were $39.0 million.  The annualized net charge-off rate of 2.66% for the first quarter represents a 36% decline in this rate as compared to the fourth quarter 2009.  The allowance for credit losses increased to 1.91% of total loans as of March 31, 2010, compared to 1.81% of total loans as of December 31, 2009 and 1.58% of total loans as of March 31, 2009.

Loans past due 30-89 days were $53.9 million, or 0.93% of total loans as of March 31, 2010, as compared to $41.5 million, or 0.69% of total loans as of December 31, 2009, and $89.7 million, or 1.47% of total loans as of March 31, 2009.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn.  The following table recaps the Company’s credit quality trends since the start of 2007 as it relates to the non-covered loan portfolio:

  Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision	Net	for credit losses		non-performing
	for	charge-offs	to non-covered	30-89 days	assets to
	loan loss	(recoveries)	loans %	past due %	total assets %
Q1 2007	$83	$(90)	1.14%	0.17%	0.18%
Q2 2007	3,413	31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Total	$400,638	$355,022

Non-covered construction loan portfolio

Total non-covered construction loans as of March 31, 2010 were $555 million and decreased 10% from December 31, 2009, and decreased 35% from March 31, 2009.  Within this portfolio, the residential development loan segment was $202 million, or 3% of the total non-covered loan portfolio.  Of this amount, $33 million represented non-performing loans, and $168 million represented performing loans, which were 3% of the total non-covered loan portfolio.  The residential development loan segment has decreased $126.9 million, or 39%, since March 31, 2009.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The remaining $353 million in non-covered construction loans as of March 31, 2010 primarily represents commercial construction projects.  Total non-covered non-performing commercial construction loans were $31.9 million at March 31, 2010 and $4.9 million were past due 30-89 days as of March 31, 2010.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of March 31, 2010.  Of this total, $2.3 billion are non-owner occupied and $1.2 billion are owner occupied.  Of the total term commercial real estate portfolio, $21.7 million, or 0.62%, are past due 30-89 days as of March 31, 2010.  Of the total non-covered commercial real estate portfolio, 5% matures in 2010, 4% in 2011, 14% in years 2012-2013, and 21% in years 2014-2015.  The remaining 56% of the portfolio matures in or after the year 2016.

The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result in many cases the loan-to-value was substantially less than our in-house maximum of 75%.  This underwriting serves to protect against the low capitalization rate environment of the past several years.

During the past 12 months, the Company has completed several rounds of stress testing on the commercial real estate portfolio, focusing on items such as capitalization rate, interest rate and vacancy factors.  The results of the stress testing showed no significant unidentified risks, unlike our experience in the residential development construction portfolio.  However, given the economic climate, we expect any potential issues that may arise in this portfolio will result from individual loans within distinct geographic areas and not represent a systemic weakness.  We believe are well positioned to manage the exposure and work with our customers until the economic climate improves.

Non-covered restructured loans

Restructured loans were $98.0 million as of March 31, 2010, down 27% from $134 million as of December 31, 2009.  The decrease during the first quarter primarily resulted from reclassifications of loans previously restructured to non-accrual status.  The Company will consider a loan for restructuring only if it is current on payments.  The Company does not enter into restructurings on loans in non-performing status, and generally requires the customer to pledge additional collateral, maintain a minimum debt service coverage ratio of 1.0, and show substantial external sources of repayment prior to the Company agreeing to restructure.

Additional information

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio, including: residential development loan trends by region, residential development loan stratification by size and by region, non-performing asset detail by type and by region, loans past due 30-89 days by type and by region, loans past due 30-89 days trends, and restructured loans by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $43.7 million, or 0.42% of total assets, as of March 31, 2010. Of this amount, $34.7 million represented non-accrual loans, and $9.0 million was OREO.  These covered non-performing assets were written-down to their estimated fair value on their acquisition date, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits.  The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during the due diligence process related to the Evergreen and Rainier transactions.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Net interest margin

The Company reported a tax equivalent net interest margin of 4.04% for the first quarter of 2010, compared to 4.06% for the fourth quarter of 2009, and 4.07% for the first quarter of 2009.  The decrease in net interest margin resulted primarily from interest reversals of new non-accrual loans, a decline in non-covered loans outstanding, and the impact of holding much higher levels of interest bearing cash, partially offset by the declining costs of interest bearing deposits.  Interest reversals on new non-accrual loans during the first quarter of 2010 were $1.1 million, negatively impacting the net interest margin by 5 basis points.  Excluding the reversals of interest, the net interest margin would have been 4.09% during the quarter.  The Company continues to drive down the cost of interest bearing deposits.  As a result of these efforts, the cost of interest bearing deposits was 16 basis points lower than the fourth quarter of 2009 at 1.19%.

Mortgage banking revenue

The Company generated $3.5 million in total mortgage banking revenue during the first quarter of 2010, on closed loan volume of $127 million.  As of March 31, 2010, the Company serviced $1.3 billion of mortgage loans for others, and the related mortgage servicing right asset was valued at $13.6 million, or 1.01% of the total serviced portfolio.

Fair value of junior subordinated debentures

The Company recognized a gain from the change in fair value of junior subordinated debentures of $6.1 million during the first quarter of 2010.  The Company utilizes a pricing service along with internal models to determine the valuation of this liability.  The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR.  As of March 31, 2010, the credit risk adjusted interest spread for potential new issuances was forecasted to be significantly higher than the contractual spread.  The difference between these spreads creates the gain in fair value of the Company’s junior subordinated debentures which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.  The gain recognized in the current quarter results from the increase in the credit risk adjusted spread.  The cumulative fair value adjustment will reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of each related instrument.  As of March 31, 2010, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $79.6 million.

Non-interest expense

Total non-interest expense for the first quarter of 2010 was $69.9 million, compared to $72.5 million for the fourth quarter of 2009.  Included in non-interest expense are several categories which are outside of the operational control of the Company, including FDIC deposit insurance assessments, gain or loss on other real estate owned, and infrequently occurring expenses such as merger related costs and goodwill impairments.  Excluding these non-controllable or infrequently occurring items, the remaining non-interest expense items totaled $62.2 million for the first quarter of 2010, compared to $60.2 million for the fourth quarter of 2009.  This increase related primarily to increases in variable expenses related to the assumption of Evergreen’s and Rainier’s banking operations, and various other growth initiatives underway.

Total FDIC deposit insurance assessments during the first quarter of 2010 were $3.4 million. The increase over the prior period is a result of the deposit growth in the first quarter, largely resulting from the FDIC-assisted acquisitions of Evergreen and Rainier in the quarter.

Income taxes

The Company recorded an income tax benefit of $2.6 million in the first quarter of 2010, related to the benefit of tax-exempt investments, tax related credits, and other permanent differences.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Balance sheet

Total consolidated assets as of March 31, 2010 were $10.5 billion, compared to $9.4 billion on December 31, 2009 and $8.8 billion a year ago.  Total gross loans and leases (covered and non-covered), and deposits, were $6.5 billion and $8.2 billion, respectively, as of March 31, 2010, compared to $6.1 and $6.8 billion, respectively, as of March 31, 2009.

The following table presents the year-to-date 2010 organic growth rates, which excludes the effects of the Evergreen and Rainier FDIC-assisted acquisitions and the related run-off of assumed brokered time deposits which the Bank is not renewing upon maturity:

(dollars in thousands)	Non-covered loans and leases	Deposits	Assets
As reported, 3/31/10	$5,831,858	$8,207,267	$10,511,002
Less: 12/31/09 balances	5,999,267	7,440,434	9,381,372
Total growth year-to-date	(167,409)	766,833	1,129,630

Less: Evergreen acquisition (1)	--	272,142	355,298
Less: Rainier acquisition (1)	--	416,430	721,161
Add back: run-off of assumed brokered time deposits not renewed	--	35,200	35,200
Organic growth	$(167,409)	$113,416	$88,371

Annualized organic growth rate	(11.3)%	6.2%	3.8%
(1) Excludes run-off of non-brokered deposits occurring within the first quarter of acquisition.

Total loans held for investment increased $529 million during the first quarter of 2010. This increase is principally attributable to the $713 million of covered loans assumed through the Evergreen and Rainier acquisitions, partially offset by charge-offs of $40 million and transfers to other real estate owned of $6 million. The remaining decline in loan balances represents loan payments in excess of disbursements.

Total deposits increased $767 million, or 10%, over the fourth quarter of 2010.  The deposits acquired from the Evergreen and Rainier acquisitions included $134 million of brokered time deposits as of the acquisition date.  The Bank is not renewing these brokered deposits as they mature. Excluding the impact of the deposits assumed and the run-off of brokered time deposits that have matured, total deposits increased $113 million in the first quarter, representing a 6.2% annualized organic growth rate.

Due to unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing in the bond market.  At March 31, 2010, the Company had $895 million of interest bearing cash earning 0.25%, the target Federal Funds Rate.  This excess balance sheet liquidity has been increased as investment security alternatives in the current market are unattractive given the historically low interest rate environment.  The Company plans to hold this extra interest bearing cash position until the investment alternatives in the market improve from both a return and duration standpoint.  Including secured off-balance sheet lines of credit, total available liquidity to the Company was $3.2 billion as of March 31, 2010, representing 30% of total assets and 39% of total deposits.

Capital

As of March 31, 2010, total shareholders’ equity was $1.6 billion, comprised of $198 million in preferred stock, and common equity available to common shareholders of $1.4 billion.  Book value per common share was $15.16, tangible book value per common share was $8.05 and the ratio of tangible common equity to tangible assets was 7.82%.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

In February 2010, the Company completed an underwritten public offering raising $303.6 million by issuing 8,625,000 shares of the Company’s common stock, including 1,125,000 shares pursuant to the underwriters’ over-allotment option, at a price of $11.00 per share; and 18,975,000 depository shares, including 2,475,000 depository shares pursuant to the underwriter’s over-allotment option, also at a price of $11.00 per share.  The depository shares represent a 1/100th interest in a share of Umpqua Holdings Corporation’s preferred stock, Series B, common stock equivalent.  The net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses were approximately $288.2 million.  The net proceeds from the common stock offering qualify and the net proceeds of the depository shares offering will (when converted into common stock) qualify, as tangible common equity and Tier 1 capital, and were used to redeem the preferred stock issued to the United States Department of the Treasury (U.S. Treasury) under the TARP Capital Purchase Program (CPP), to fund FDIC-assisted acquisition opportunities, and for general corporate purposes.

Preferred stock (Common Stock Equivalent Series B) of $198.3 million as of March 31, 2010 converted into common stock in April 2010, following the Company's annual shareholder meeting at which shareholders of the Company approved, among other items, an increase in authorized total common shares from 100 million to 200 million.  Including this conversion, on a pro forma basis, the Company's tangible common equity ratio as of March 31, 2010 would have increased from 7.82% to 9.84%, compared to 8.27% as of December 31, 2009 and 6.36% as of March 31, 2009.

In February 2010, the Company repurchased all of the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury under the TARP CPP for an aggregate purchase price of $214.2 million.  As a result of the repurchase of the Series A preferred stock, the Company incurred a one-time deemed dividend of $9.7 million due to the accelerated amortization of the remaining issuance discount on the preferred stock.  In March 2010, the Company repurchased the common stock warrant issued to the U.S. Treasury pursuant to the TARP CPP, for $4.5 million.  The redemption of the preferred stock and repurchase of the common stock warrant represents full repayment of all TARP obligations and cancellation of all equity interests in the Company held by the U.S. Treasury.

The Company’s estimated total risk-based capital ratio as of March 31, 2010 is 17.68%, and has increased from 17.16% as of December 31, 2009, and has increased from 14.38% as of March 31, 2009.  Our total risk-based capital level is well in excess of the regulatory definition of “well capitalized” of 10.00%.  This capital ratio as of March 31, 2010 is an estimate pending completion and filing of the Company’s regulatory reports.

There were no repurchases of common stock during the first three months of 2010.  The total remaining available common shares authorized for repurchase is approximately 1.5 million as of March 31, 2010.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance.  Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.  Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The following table provides the reconciliation of loss available to common shareholders (GAAP) to operating loss (non-GAAP), and loss per diluted common share (GAAP) to operating loss per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	3/31/10	12/31/09	3/31/09	% Change	% Change
Loss available to common shareholders	$(2,482)	$(29,924)	$(18,448)	(92)%	(87)%
Adjustments:
Net (gain) loss on junior subordinated debentures carried at fair value, net of tax	(3,653)	2,215	(348)	(265)%	950%
Bargain purchase gain on acquisitions, net of tax	(5,074)	--	--	nm	nm
Merger related expenses, net of tax	1,144	--	120	nm	853%
Operating loss	$(10,065)	$(27,709)	$(18,676)	(64)%	(46)%

Loss per diluted share:
Net loss available to common shareholders	$(0.03)	$(0.34)	$(0.31)	(91)%	(90)%
Operating loss	$(0.11)	$(0.32)	$(0.31)	(66)%	(65)%

Management believes "tangible common equity" and the "tangible common equity ratio" are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs).  In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

Dollars in thousands, except per share data	3/31/10	12/31/09	3/31/09

Total shareholders' equity	$1,646,858	$1,566,517	$1,469,844
Subtract:
Preferred stock	198,289	204,335	202,692
Goodwill and other intangible assets, net	679,255	639,634	756,468
Tangible common shareholders' equity	$769,314	$722,548	$510,684

Total assets	$10,511,002	$9,381,372	$8,782,533
Subtract:
Goodwill and other intangible assets, net	679,255	639,634	756,468
Tangible assets	$9,831,747	$8,741,738	$8,026,065

Common shares outstanding at period end	95,527,427	86,785,588	60,198,057

Tangible common equity ratio	7.82%	8.27%	6.36%
Tangible book value per common share	$8.05	$8.33	$8.48

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 176 locations between San Francisco, Calif., and Seattle, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank’s Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 22, 2010, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss first quarter results and provide an update on recent activities.  There will be a question-and-answer session following the presentation.  Shareholders, analysts and other interested parties are invited to join the call by dialing 800-784-9386 a few minutes before 10:00 a.m.  The conference ID is “66260724.”  Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com.  A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about our success in resolving remaining credit issues, the mitigating effect of FDIC loss sharing agreements, our expectation that any weakness in our CRE portfolio will arise from local market weakness and not a systemic weakness, conversion of the Evergreen and Rainier operating systems to our platform in Q2 2010, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position.   Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, our inability to effectively manage problem credits, certain loan assets become ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, delays or problems in converting the operating systems of acquired banks and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
	Quarter Ended:
				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change
Interest income
Loans and leases	$90,708	$88,608	$88,173	2%	3%
Interest and dividends on investments:
Taxable	16,075	16,570	14,371	(3)%	12%
Exempt from federal income tax	2,187	2,039	1,800	7%	22%
Temporary investments & interest bearing cash	399	268	32	49%	1147%
Total interest income	109,369	107,485	104,376	2%	5%
Interest expense
Deposits	18,789	20,190	24,463	(7)%	(23)%
Repurchase agreements and
fed funds purchased	123	153	184	(20)%	(33)%
Junior subordinated debentures	1,885	1,957	2,560	(4)%	(26)%
Term debt	1,520	641	1,756	137%	(13)%
Total interest expense	22,317	22,941	28,963	(3)%	(23)%
Net interest income	87,052	84,544	75,413	3%	15%
Provision for loan and lease losses	42,106	68,593	59,092	(39)%	(29)%
Non-interest income
Service charges	8,365	8,392	7,701	0%	9%
Brokerage fees	2,639	2,480	1,379	6%	91%
Mortgage banking revenue, net	3,478	4,071	4,070	(15)%	(15)%
Net (loss) gain on investment securities	(288)	(600)	35	(52)%	(923)%
Gain (loss) on junior subordinated debentures
carried at fair value	6,088	(3,691)	580	(265)%	950%
Bargain purchase gain on acquisitions	8,456	--	--	nm	nm
Change in FDIC indemnification asset	610	--	--	nm	nm
Other income	2,718	2,372	1,752	15%	55%
Total non-interest income	32,066	13,024	15,517	146%	107%
Non-interest expense
Salaries and benefits	36,240	32,153	31,073	13%	17%
Occupancy and equipment	10,676	10,407	9,621	3%	11%
Intangible amortization	1,308	2,122	1,362	(38)%	(4)%
FDIC assessments	3,444	3,180	2,625	8%	31%
Net loss on other real estate owned	2,311	9,094	2,299	(75)%	1%
Merger related expenses	1,906	--	200	nm	853%
Other	13,986	15,544	12,771	(10)%	10%
Total non-interest expense	69,871	72,500	59,951	(4)%	17%
(Loss) income before (benefit from) provision for income taxes	7,141	(43,525)	(28,113)	(116)%	(125)%
(Benefit from) provision for income taxes	(2,584)	(16,843)	(12,864)	(85)%	(80)%
Net income (loss)	9,725	(26,682)	(15,249)	(136)%	(164)%

Dividends and undistributed earnings
allocated to participating securities	15	8	8	88%	88%
Preferred stock dividend	12,192	3,234	3,191	277%	282%
Net (loss) earnings available to common shareholders	$(2,482)	$(29,924)	$(18,448)	(92)%	(87)%

Weighted average shares outstanding	92,176,174	86,782,397	60,175,868	6%	53%
Weighted average diluted shares outstanding	92,176,174	86,782,397	60,175,868	6%	53%
(Loss) earnings per common share – Basic	$(0.03)	$(0.34)	$(0.31)	(91)%	(90)%
(Loss) earnings per common share – Diluted	$(0.03)	$(0.34)	$(0.31)	(91)%	(90)%
nm = not meaningful

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change
Assets:
Cash and due from banks, non-interest bearing	$125.909	$113,353	$119,817	11%	5%
Cash and due from banks, interest bearing	895,905	491,462	16,218	82%	nm
Temporary investments	600	598	70,565	0%	(99)%
Investment securities:
Trading	2,047	2,273	1,485	(10)%	38%
Available for sale	1,782,744	1,795,616	1,435,293	(1)%	24%
Held to maturity	6,062	6,061	13,783	0%	(56)%
Loans held for sale	34,068	33,715	34,013	1%	0%
Non-covered loans and leases	5,831,858	5,999,267	6,082,480	(3)%	(4)%
Less: Allowance for loan and lease losses	(110,784)	(107,657)	(95,086)	3%	17%
Loans and leases, net	5,721,074	5,891,610	5,987,394	(3)%	(4)%
Covered loans and leases	696,782	--	--	nm	nm
Restricted equity securities	31,996	15,211	16,491	110%	94%
Premises and equipment, net	101,686	103,266	103,712	(2)%	(2)%
Mortgage servicing rights, at fair value	13,628	12,625	8,732	8%	56%
Goodwill and other intangibles, net	679,255	639,634	756,468	6%	(10)%
Non-covered other real estate owned	18,872	24,566	32,766	(23)%	(42)%
Covered other real estate owned	8,995	--	--	nm	nm
FDIC indemnification asset	147,206	--	--	nm	nm
Other assets	244,173	251,382	185,796	(3)%	31%
Total assets	$10,511,002	$9,381,372	$8,782,533	12%	20%

Liabilities:
Deposits	$8,207,222	$7,440,434	$6,792,534	10%	21%
Securities sold under agreements to repurchase	42,043	45,180	50,274	(7)%	(16)%
Term debt	363,828	76,274	206,458	377%	76%
Junior subordinated debentures, at fair value	79,563	85,666	91,682	(7)%	(13)%
Junior subordinated debentures, at amortized cost	103,108	103,188	103,430	0%	0%
Other liabilities	68,380	64,113	68,311	7%	0%
Total liabilities	8,864,144	7,814,855	7,312,689	13%	21%

Shareholders' equity:
Preferred stock	198,289	204,335	202,692	(3)%	(2)%
Common stock	1,339,627	1,253,288	1,006,199	7%	33%
Retained earnings	75,344	83,939	243,447	(10)%	(69)%
Accumulated other comprehensive income	33,598	24,955	17,506	35%	92%
Total shareholders' equity	1,646,858	1,566,517	1,469,844	5%	12%
Total liabilities and shareholders' equity	$10,511,002	$9,381,372	$8,782,533	12%	20%

Common shares outstanding at period end	95,527,427	86,785,588	60,198,057	10%	59%
Book value per common share	$15.16	$15.70	$21.05	(3)%	(28)%
Tangible book value per common share	$8.05	$8.33	$8.48	(3)%	(5)%
Tangible equity - common	$769,314	$722,548	$510,684	6%	51%
Tangible common equity to tangible assets	7.82%	8.27%	6.36%
nm = not meaningful

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
Dollars in thousands	Mar 31, 2010		Dec 31, 2009		Mar 31, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change

Commercial real estate	$3,519,965	60%	$3,523,104	59%	$3,268,762	54%	0%	8%
Residential real estate	451,628	8%	443,731	7%	431,592	7%	2%	5%
Construction	554,688	10%	618,974	10%	855,697	14%	(10)%	(35)%
Total real estate	4,526,281	78%	4,585,809	76%	4,556,051	75%	(1)%	(1)%
Commercial	1,252,418	21%	1,354,469	23%	1,458,792	24%	(8)%	(14)%
Leases	32,740	1%	34,528	1%	39,953	1%	(5)%	(18)%
Installment and other	31,451	1%	35,863	1%	38,360	1%	(12)%	(18)%
Deferred loan fees, net	(11,032)	0%	(11,402)	0%	(10,676)	0%	(3)%	3%
Total loans and leases	$5,831,858	100%	$5,999,267	100%	$6,082,480	100%	(3)%	(4)%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio
(Unaudited)

Dollars in thousands	Mar 31, 2010
	Amount	Mix

Commercial real estate	$469,385	68%
Residential real estate	118,033	17%
Construction	51,251	7%
Total real estate	638,669	92%
Commercial	43,854	6%
Leases	--	0%
Installment and other	14,316	2%
Deferred loan fees, net	(57)	0%
Total loans and leases	$696,782	100%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, and Rainier Pacific Bank on February 26, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
Dollars in thousands	Mar 31, 2010		Dec 31, 2009		Mar 31, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Demand, non-interest bearing	$1,472,408	18%	$1,398,332	19%	$1,292,512	19%	5%	14%
Demand, interest bearing	3,690,025	45%	3,388,696	46%	2,902,691	43%	9%	27%
Savings	342,883	4%	297,293	4%	295,895	4%	15%	16%
Time	2,701,906	33%	2,356,113	32%	2,301,436	34%	15%	17%
Total deposits	$8,207,222	100%	$7,440,434	100%	$6,792,534	100%	10%	21%

Total core deposits-ending (1)	$6,405,105	78%	$5,837,024	78%	$5,490,094	81%	10%	17%

Number of open accounts:
Demand, non-interest bearing	177,152		157,199		150,191		13%	18%
Demand, interest bearing	70,082		62,883		61,133		11%	15%
Savings	95,367		74,884		70,966		27%	34%
Time	40,269		34,249		33,654		18%	20%
Total	382,870		329,215		315,944		16%	21%

Average balance per account:
Demand, non-interest bearing	$8.3		$8.9		$8.6
Demand, interest bearing	52.7		53.9		47.5
Savings	3.6		4.0		4.2
Time	67.1		68.8		68.4
Total	21.4		22.6		21.5
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
Dollars in thousands	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change

Non-covered non-performing assets:
Non-covered loans on non-accrual status	$183,510	$193,118	$112,949	(5)%	62%
Non-covered loans past due 90+ days & accruing	7,200	5,909	13,780	22%	(48)%
Total non-performing loans	190,710	199,027	126,729	(4)%	50%
Non-covered other real estate owned	18,872	24,566	32,766	(23)%	(42)%
Total non-covered non-performing assets	$209,582	$223,593	$159,495	(6)%	31%

Performing restructured loans	$97,971	$134,439	$43,390	(27)%	126%

Past due 30-89 days	$53,947	$41,458	$89,699	30%	(40)%
Past due 30-89 days to total loans and leases	0.93%	0.69%	1.47%

Non-covered non-performing loans to
non-covered loans and leases	3.27%	3.32%	2.08%
Non-covered non-performing assets to total assets	1.99%	2.38%	1.82%

Covered non-performing assets:
Covered loans on non-accrual status	$34,676	$--	$--	nm	nm
Total non-performing loans	34,676	--	--	nm	nm
Covered other real estate owned	8,995	--	--	nm	nm
Total covered non-performing assets	$43,671	$--	$--	nm	nm

Covered non-performing loans to
covered loans and leases	4.98%	--	--
Covered non-performing assets to total assets	0.42%	--	--

Total non-performing assets:
Loans on non-accrual status	$218,186	$193,118	$112,949	13%	93%
Loans past due 90+ days & accruing	7,200	5,909	13,780	22%	(48)%
Total non-performing loans	225,386	199,027	126,729	13%	78%
Other real estate owned	27,867	24,566	32,766	13%	(15)%
Total non-performing assets	$253,253	$223,593	$159,495	13%	59%

Non-performing loans to loans and leases	3.45%	3.32%	2.08%
Non-performing assets to total assets	2.41%	2.38%	1.82%

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Credit Quality – Allowance for Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
Dollars in thousands	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change

Allowance for credit losses:

Balance beginning of period	$107,657	$103,136	$95,865
Provision for loan and lease losses	42,106	68,593	59,092	(39)%	(29)%

Charge-offs	(39,759)	(65,502)	(60,414)	(39)%	(34)%
Recoveries	780	1,430	543	(45)%	44%
Net charge-offs	(38,979)	(64,072)	(59,871)	(39)%	(35)%

Total allowance for loan and lease losses	110,784	107,657	95,086	3%	17%

Reserve for unfunded commitments	765	731	935
Total allowance for credit losses	$111,549	$108,388	$96,021	3%	16%

Net charge-offs to average non-covered
loans and leases (annualized)	2.66%	4.19%	3.96%
Recoveries to gross charge-offs	1.96%	2.18%	0.90%
Allowance for credit losses to non-covered
loans and leases	1.91%	1.81%	1.58%

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.75%	5.75%	5.79%	(0.00)	(0.04)
Yield on covered loans and leases	6.97%	N/A	N/A	nm	nm
Yield on taxable investments	3.99%	4.03%	4.83%	(0.04)	(0.84)
Yield on tax-exempt investments (1)	5.84%	5.81%	5.79%	0.03	0.05
Yield on temporary investments & interest bearing cash	0.24%	0.28%	0.25%	(0.04)	(0.01)
Total yield on earning assets (1)	5.07%	5.15%	5.61%	(0.08)	(0.54)

Cost of interest bearing deposits	1.19%	1.35%	1.82%	(0.16)	(0.63)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.02%	1.09%	1.26%	(0.07)	(0.24)
Cost of term debt	3.41%	3.33%	3.45%	0.08	(0.04)
Cost of junior subordinated debentures	4.05%	4.19%	5.30%	(0.14)	(1.25)
Total cost of interest bearing liabilities	1.33%	1.45%	1.99%	(0.12)	(0.66)

Net interest spread (1)	3.74%	3.70%	3.62%	0.04	0.12
Net interest margin – Consolidated (1)	4.04%	4.06%	4.07%	(0.02)	(0.03)

Net interest margin – Bank (1)	4.12%	4.15%	4.20%	(0.03)	(0.08)

As reported (GAAP):
Return on average assets	(0.10)%	(1.27)%	(0.86)%	1.17	0.76
Return on average tangible assets	(0.11)%	(1.37)%	(0.94)%	1.26	0.83
Return on average common equity	(0.71)%	(8.41)%	(5.80)%	7.70	5.09
Return on average tangible common equity	(1.30)%	(15.39)%	(14.07)%	14.09	12.77
Efficiency ratio – Consolidated	58.15%	73.57%	65.32%	(15.42)	(7.17)
Efficiency ratio – Bank	58.53%	67.99%	62.41%	(9.46)	(3.88)

Operating basis (non-GAAP): (2)
Return on average assets	(0.41)%	(1.18)%	(0.87)%	0.77	0.46
Return on average tangible assets	(0.44)%	(1.26)%	(0.95)%	0.82	0.51
Return on average common equity	(2.86)%	(7.78)%	(5.88)%	4.92	3.02
Return on average tangible common equity	(5.27)%	(14.25)%	(14.24)%	8.98	8.97
Efficiency ratio – Consolidated	64.35%	70.91%	65.51%	(6.56)	(1.16)
Efficiency ratio – Bank	61.44%	67.99%	62.20%	(6.55)	(0.76)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
Dollars in thousands	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change

Temporary investments & interest bearing cash	$678,930	$384,492	$52,063	77%	1204%
Investment securities, taxable	1,610,407	1,645,629	1,188,859	(2)%	35%
Investment securities, tax-exempt	221,405	207,984	183,581	6%	21%
Loans held for sale	24,141	43,662	44,226	(45)%	(45)%
Non-covered loans and leases	5,934,805	6,072,606	6,135,710	(2)%	(3)%
Covered loans and leases	363,967	N/A	N/A	N/A	N/A
Total earning assets	8,833,655	8,354,373	7,604,439	6%	16%
Goodwill & other intangible assets, net	653,336	640,995	757,055	2%	(14)%
Total assets	9,977,816	9,332,737	8,713,845	7%	15%

Non-interest bearing demand deposits	1,448,668	1,392,988	1,251,971	4%	16%
Interest bearing deposits	6,389,091	5,943,110	5,450,614	8%	17%
Total deposits	7,837,759	7,336,098	6,702,585	7%	17%
Interest bearing liabilities	6,807,375	6,260,408	5,911,972	9%	15%

Shareholders’ equity - common	1,427,352	1,412,324	1,288,744	1%	11%
Tangible common equity (1)	774,016	771,329	531,689	0%	46%

(1) Average tangible common equity is a non-GAAP financial measure.  Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
Dollars in thousands	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,345,550	$1,277,832	$1,038,715	5%	30%
MSR Asset, at fair value	$13,628	$12,625	$8,732	8%	56%

MSR as % of serviced portfolio	1.01%	0.99%	0.84%

Mortgage Banking Revenue:
Origination and sale	$2,704	$3,804	$4,857	(29)%	(44)%
Servicing	903	805	654	12%	38%
Change in fair value of MSR asset	(129)	(538)	(1,441)	(76)%	(91)%
Total Mortgage Banking Revenue	$3,478	$4,071	$4,070	(15)%	(15)%

Closed loan volume	$127,314	$172,303	$191,713	(26)%	(34)%

nm = not meaningful

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio, and other significant transactions occurring during the quarter.

•         Table 1 – Non-covered residential development loan trends by region

•         Table 2 – Non-covered residential development loan stratification by size and by region

•         Table 3 – Non-covered, non-performing asset detail by type and by region

•         Table 4 – Non-covered loans past due 30-89 days by type and by region

•         Table 5 – Non-covered loans past due 30-89 days trends

•         Table 6 – Non-covered restructured loans by type and by region

•         Table 7 – Fair values of assets acquired and liabilities assumed through FDIC-assisted transactions

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The following is a geographic distribution of the non-covered residential development portfolio as of March 31, 2010, December 31, 2009 and March 31, 2009:

Table 1- Non-covered residential development loan trends by region
(Dollars in thousands)					Non-
				% change	performing	Performing
	Balance	Balance	Balance	from	loans	Loans
	3/31/09	12/31/09	3/31/10	3/31/09	3/31/10	3/31/10
Northwest Oregon	$120,460	$88,762	$81,409	(32)%	$1,389	$80,020
Central Oregon	20,951	9,059	4,962	(76)%	936	4,026
Southern Oregon	29,738	19,006	17,149	(42)%	4,145	13,004
Washington	26,514	8,616	8,462	(68)%	--	8,462
Greater Sacramento	92,744	74,993	67,676	(27)%	19,011	48,665
Northern California	38,266	25,373	22,140	(42)%	7,829	14,311
Total	$328,673	$225,809	$201,798	(39)%	$33,310	$168,488
% of total loan portfolio	5%	4%	3%			3%

Quarter change $	$(55,486)	$(32,674)	$(24,011)
Quarter change %	(14)%	(13)%	(11)%

The following is a stratification by size and region of the remaining non-covered performing residential development loans as of March 31, 2010:

Table 2 – Non-covered residential development loan stratification by size and by region
(Dollars in thousands)
		$250k	$1 million	$3 million	$5 million
	$250k	to	to	to	to	$10 million
	and less	$1 million	$3 million	$5 million	$10 million	and greater	Total
Northwest Oregon	$4,717	$10,150	$19,628	$14,672	$16,134	$14,719	$80,020
Central Oregon	512	1,051	2,463	--	--	--	4,026
Southern Oregon	1,090	6,728	5,186	--	--	--	13,004
Washington	--	687	7,775	--	--	--	8,462
Greater Sacramento	3,961	5,359	2,073	4,817	11,455	21,000	48,665
Northern California	1,265	2,575	10,471	--	--	--	14,311
Total	$11,545	$26,550	$47,596	$19,489	$27,589	$35,719	$168,488
% of Total	7%	16%	28%	12%	16%	21%	100%

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The following is a distribution of non-covered, non-performing assets by type and by region as of March 31, 2010:

Table 3 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$1,389	$936	$4,145	$--	$19,011	$7,829	$33,310
Commercial construction	10,267	--	--	2,676	14,896	4,059	31,898
Commercial real estate	25,233	3,857	3,858	--	15,114	18,011	66,073
Commercial	23,667	3,635	811	13,113	264	10,739	52,229
Other	--	--	--	--	--	--	--
Total non-accrual loans	$60,556	$8,428	$8,814	$15,789	$49,285	$40,638	$183,510

Loans 90 days past due:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	--	--	203	448	651
Commercial	--	--	--	--	51	121	172
Other	6,192	--	--	--	185	--	6,377
Total 90 days past due	$6,192	$--	$--	$--	$439	$569	$7,200

Total non-performing loans	$66,748	$8,428	$8,814	$15,789	$49,724	$41,207	$190,710

Other real estate owned:
Residential development	$636	$4,320	$968	$1,457	$2,674	$566	$10,621
Commercial construction	359	978	--	426	2,426	--	4,189
Commercial real estate	821	--	348	--	651	--	1,820
Commercial	191	867	--	--	--	117	1,175
Other	1,067	--	--	--	--	--	1,067
Total OREO	$3,074	$6,165	$1,316	$1,883	$5,751	$683	$18,872

Total non-performing assets	$69,822	$14,593	$10,130	$17,672	$55,475	$41,890	$209,582
% of total	33%	7%	5%	8%	27%	20%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of March 31, 2010, the non-covered, non-performing assets of $209.6 million have been written down by 45%, or $172.3 million, from their original balance of $381.9 million.

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The following is a distribution of non-covered loans past due 30-89 days by loan type by region as of March 31, 2010:

Table 4 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$13,583	$--	$--	$--	$--	$--	$13,583
Commercial construction	4,751	--	--	--	--	110	4,861
Commercial real estate	10,467	231	655	--	2,237	8,082	21,672
Commercial	4,462	465	156	200	1,212	1,811	8,306
Other	3,951	--	--	--	1,574	--	5,525
Total 30-89 days past due	$37,214	$696	$811	$200	$5,023	$10,003	$53,947

Table 5 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)				Sequential	Year
				Quarter	Over Year
	3/31/10	12/31/09	3/31/09	% Change	% Change
Loans 30-89 days past due:
Residential development	$13,583	$8,950	$17,740	52%	(23)%
Commercial construction	4,861	1,235	2,120	294%	129%
Commercial real estate	21,672	18,645	16,697	16%	30%
Commercial	8,306	8,385	49,446	(1)%	(83)%
Other	5,525	4,243	3,696	30%	49%
Total 30-89 days past due	$53,947	$41,458	$89,699	30%	(40)%

The following is a distribution of non-covered restructured loans by loan type by region as of March 31, 2010:

Table 6 – Non-covered restructured loans by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$26,476	$--	$305	$7,775	$32,814	$--	$67,370
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	5,263	--	5,788	--	9,723	3,830	24,604
Commercial	189	--	--	--	53	1,239	1,481
Other	4,481	--	--	--	35	--	4,516
Total restructured loans	$36,409	$--	$6,093	$7,775	$42,625	$5,069	$97,971

Umpqua Holdings Corporation Announces First Quarter 2010 Results

April 22, 2010

The following table summarizes the purchase price allocation, including the estimated fair values of the assets acquired and liabilities assumed from the FDIC-assisted assumption of EvergreenBank and Rainier Pacific Bank, at the date of acquisition.  The fair values are preliminary estimates and are subject to refinement.  Additionally, the Company has the option to purchase the owned and assume the leased bank premises, furniture and equipment at fair value.  These purchase options expire 90 days following the assumption date. The Company has not yet determined which assets we will assume, and therefore, these balances are not yet reflected in the table below.

Table 7 – Fair values of assets acquired and liabilities assumed through FDIC-assisted transactions
(Dollars in thousands)

	EvergreenBank	Rainier Pacific Bank
	January 22, 2010	February 26, 2010
Assets Acquired:
Cash and equivalents	$18,919	$94,067
Investment securities	3,850	26,478
Covered loans	251,528	461,417
Premises and equipment	-	17
Restricted equity securities	3,073	13,712
Goodwill	-	34,317
Other intangible assets	440	6,253
Mortgage servicing rights	-	62
Covered other real estate owned	2,421	6,580
FDIC indemnification asset	73,774	72,821
Other assets	1,293	5,437
Total assets acquired	$355,298	$721,161

Liabilities Assumed:
Deposits	$285,775	$425,758
Term debt	60,813	294,063
Other liabilities	254	1,340
Total liabilities assumed	$346,842	$721,161

Net assets acquired/bargain purchase gain	$8,456	$ -

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